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                                                                    EXHIBIT 11.7

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                     COMPUTATION OF SUPPLEMENTAL PRO FORMA
                   INCOME PER SHARE BEFORE EXTRAORDINARY ITEM
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                   SIX MONTHS
                                                                                 ENDED JUNE 30,
                                                                                      1996
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
Income before extraordinary item...............................................     $ 18,047
                                                                                 ===========
Weighted average shares outstanding:
  Common stock.................................................................       91,733
  Assumed conversion of stock options and warrants(1)(4).......................        2,770
  Shares issued pursuant to Minority Interest Exchanges(2).....................        8,140
  Shares issued to retire notes(3).............................................        4,703
                                                                                 --------------
          Total shares.........................................................      107,346
                                                                                 ===========
          Income per share before extraordinary item...........................     $   0.17
                                                                                 ===========

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(1) Stock options and warrants granted subsequent to January 1, 1996 (using the treasury stock method and the initial public offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.
(2) Shares issued pursuant to the Minority Interest Exchanges have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.
(3) Represents number of shares required to be issued to retire $130,750 of notes using the proceeds of the Initial Public Offerings at the initial public offering price (net of issuance costs) of $16.65 per share. Shares are considered outstanding from the later of January 1, 1996 or the date the debt to be retired was issued.
(4) Warrants to obtain 2,556 shares of stock are no longer exercisable as of the consummation of the Initial Public Offerings (see Note 8 of Notes to Financial Statements).